Exhibit 7.1

(Amended and Restated Agreement and Plan of Merger Conversion)

Execution Version

AMENDED AND RESTATED

AGREEMENT AND PLAN OF

MERGER CONVERSION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER CONVERSION (this “Agreement”) is entered into as of this 15th day of December 2022, by and among Oconee Financial Corporation (“Oconee”), a Georgia corporation, Oconee State Bank (the “Bank”), a Georgia state chartered commercial bank and the wholly owned subsidiary of Oconee, and Elberton Federal Savings and Loan Association (“Elberton”), a federal mutual savings association. This Agreement amends and restates in its entirety that certain Agreement and Plan of Merger Conversion, dated as of June 1, 2021, by and between the parties (the “Original Agreement”).

WHEREAS, the parties desire to amended and restate the Original Agreement in its entirety as set forth in this Agreement;

WHEREAS, Elberton desires to convert to the stock form of organization to facilitate a simultaneous merger with and into the Bank;

WHEREAS, the Boards of Directors of the Bank and Elberton have adopted an Amended and Restated Plan of Merger Conversion (the “Plan of Conversion”);

WHEREAS, each director and executive officer of Elberton has entered into an agreement pursuant to which he or she has agreed to cast his or her votes in favor of this Agreement and the transactions contemplated hereby;

WHEREAS, in connection with the transactions contemplated by this Agreement, Oconee and the Bank have entered into an amended and restated employment agreement with R. Daniel Graves, dated as of the date hereof, which shall become effective only and automatically immediately after the Merger Effective Time;

WHEREAS, in connection with the transactions contemplated by this Agreement, Oconee will enter into a stock option agreement and a restricted stock award agreement with each of Kyle Branan, Phil Pitts, Robert Paul and Jimmy Hill, which shall become effective only and automatically immediately after the Merger Effective Time; and

WHEREAS, Oconee, the Bank and Elberton intend by this Agreement to set forth the terms and conditions of a “merger,” satisfying the terms and conditions of Ga. Code Ann. §§ 7-1-530-7-1-537 and other applicable law.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Oconee, the Bank and Elberton hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Any term used herein and not defined shall have the meaning given to such term in the Plan of Conversion. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(1) Agreement means this Agreement dated the date hereof.

(2) Applications means the applications or notices to be filed with the OCC, the FDIC, the GDBF and, unless waived, the FRB for the regulatory approvals that are required by applicable law in connection with the transactions contemplated hereby.

(3) Bank has the meaning ascribed to it in the Preamble of this Agreement.

(4) Bank Advisory Board has the meaning ascribed to it in Section 5.05(d) of this Agreement.

(5) Call Report means each of the Consolidated Reports of Condition and Income of an insured depository institution as set forth on the appropriate reporting forms of the Federal Financial Institutions Examination Council.

(6) Closing Date means such date as Oconee and the Bank, in consultation with Elberton, select within 15 days after the occurrence of the following: (i) the expiration of all applicable periods in connection with all approvals from Regulatory Authorities; (ii) the satisfaction or waiver of all conditions to the consummation of the Merger Conversion; and (iii) the execution and filing with all Regulatory Authorities of all documents necessary to effect the Merger Conversion; or on such earlier or later date as may be agreed by the parties and reflected in any such filings.

(7) Conversion Stock means the Elberton Common Stock to be authorized and issued by Elberton in its stock form as part of the Merger Conversion in exchange for the Merger Conversion Consideration.

(8) Costs has the meaning ascribed to it in Section 5.05(b) of this Agreement.

(9) Claims has the meaning ascribed to it in Section 5.05(b) of this Agreement.

(10) Elberton means, as the context requires, either Elberton Federal Savings and Loan Association in its current form as a federal mutual savings association or in its converted form as a federal stock savings association.

(11) Elberton Common Stock means the common stock, par value $1.00 per share, to be authorized by Elberton as part of the Merger Conversion.

(12) Elberton Disclosure Schedule means, collectively, the disclosure schedules delivered by Elberton pursuant to this Agreement.

(13) Elberton Financials means (i) the financial statements of Elberton as of December 31, 2020 and December 31, 2021 and (ii) the interim financial statements of Elberton as of and for each calendar quarter thereafter.

(14) Elberton Regulatory Reports means all reports, registrations, documents and statements, together with any amendments required to be made with respect thereto, that Elberton was required to file or otherwise submit since December 31, 2020, and will be required to submit prior to the Closing Date with or to the OCC, the FDIC or any other Regulatory Authority pursuant to the laws, rules or regulations of the United States, the OCC, the FDIC or any other Regulatory Authority.

(15) Environmental Laws means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including, without limitation, all water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response Act, Comprehensive Environmental and Liability Act, Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, and any similar state or local laws each as amended and as now in effect; and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

(16) ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(17) Exchange Act means the Securities Exchange Act of 1934, as amended.

(18) FDIC means the Federal Deposit Insurance Corporation.

(19) FRB means the Board of Governors of the Federal Reserve System.

(20) GAAP means generally accepted accounting principles in the United States.

(21) GDBF means the Georgia Department of Banking and Finance.

(22) Hazardous Material means any substance, waste or other material presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde, foam insulation, lead and polychlorinated biphenyl.

(23) Indemnified Parties has the meaning ascribed to it in Section 5.05(b) of this Agreement.

(24) IRC means the Internal Revenue Code of 1986, as amended.

(25) IRS means the Internal Revenue Service.

(26) Knowledge means, as to a party, the actual knowledge of any senior executive officer of such party.

(27) Material Adverse Effect means, with respect to an entity, any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (i) the financial condition, properties, assets, business or results of operations of such entity, taken as a whole or (ii) the ability of such entity to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Plan of Conversion; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any of the following, either alone or in combination: (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (b) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (c) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Georgia, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (d) general changes in the credit markets or general downgrades in the credit markets; (e) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; (f) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (g) any epidemic, pandemic or disease outbreak (including the Covid-19 virus and its mutations); (h) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); or (i) changes in regulatory standing that cannot be disclosed pursuant to applicable laws or regulations (provided, however, that the underlying cause(s) of any such change may constitute a Material Adverse Effect); except to the extent that the effects of such changes in the foregoing (a) through (d), (f) and (g) disproportionately adversely affect such entity, taken as a whole, as compared to other similarly-sized companies or institutions in the industry in which such entity operates.

(28) Member means any person or entity that qualifies as a member of Elberton pursuant to its mutual Charter or Bylaws.

(29) Merger Conversion means the transactions whereby Elberton will (i) convert to a federal stock savings association, and (ii) immediately thereafter merge with and into the Bank, which shall be the Resulting Institution.

(30) Merger Conversion Consideration shall mean $1.00 in cash, without interest, for each share of Conversion Stock.

(31) Merger Effective Time has the meaning ascribed to it in Section 2.04 of this Agreement.

(32) OCC means the Office of the Comptroller of the Currency of the Department of the Treasury and any successor thereto.

(33) Oconee has the meaning ascribed to it in the Preamble of this Agreement.

(34) Oconee Common Stock means the common stock, par value $2.00 per share, of Oconee.

(35) Oconee Disclosure Schedule means, collectively, the disclosure schedules delivered by Oconee and the Bank to Elberton pursuant to this Agreement.

(36) Oconee Financials means (i) the audited financial statements of Oconee as of December 31, 2020 and December 31, 2021 and (ii) the unaudited interim financial statements of Oconee as of and for each calendar quarter thereafter.

(37) Oconee Subsidiary means each direct and indirect Subsidiary of Oconee, including the Bank (together, the “Oconee Subsidiaries”).

(38) Original Agreement has the meaning set forth in the Preamble.

(39) Plan of Conversion means the Plan of Conversion (as it may from time to time be amended, restated or supplemented hereafter) adopted by Elberton and the Bank and to be filed with the OCC, a copy of which plan is attached hereto as Exhibit B, pursuant to which Elberton will (i) convert to a federal stock savings association, and (ii) immediately thereafter merge with and into the Bank which shall be the Resulting Institution.

(40) Regulation A Offering Statement means the Regulation A Offering Statement to be filed by Oconee with the SEC for the offering of Oconee Common Stock to certain eligible account holders and other Members of Elberton in a subscription offering pursuant to the exemption from registration provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder.

(41) Regulatory Agreement has the meaning ascribed to it in Section 3.12(b) of this Agreement.

(42) Regulatory Authority means any agency or department of any federal, state or local government, including, without limitation, the OCC, and any successor thereto, the GDBF, the FRB, the FDIC and the SEC or the staff thereof.

(43) Resulting Institution means the Bank which shall be the resulting institution in the merger with Elberton.

(44) Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

(45) SEC means the Securities and Exchange Commission.

(46) Securities Act means the Securities Act of 1933, as amended.

(47) Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank or savings association.

(48) Tax Return means any return, report, information return or document (including any related or supporting information) required to be filed or otherwise provided with respect to Taxes.

(49) Taxes means all taxes, charges, fees, levies, penalties or other assessments imposed or required to be collected by any United States federal, state, local or foreign taxing authority or political subdivision thereof, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties, fines, assessments or additions attributable thereto.

ARTICLE II

ACQUISITION, MERGER AND CONVERSION

2.01 Merger Conversion. Subject to the terms and conditions of this Agreement and the Plan of Conversion and the required regulatory approvals, Elberton shall convert to a federal stock savings association, and immediately subsequent thereto, merge with and into the Bank with the Bank as the Resulting Institution. Deposit account holders of and borrowers from Elberton shall receive the right to subscribe to the shares of Oconee Common Stock issued by Oconee in connection with the Merger Conversion in accordance with the Plan of Conversion and OCC regulations.

2.02 Liquidation Account. At the Merger Effective Time (as defined in Section 2.04 below), the Bank shall establish on its books a liquidation account in accordance with the Plan of Conversion and applicable OCC regulations for the benefit of, and in order to ensure a limited priority claim in the event of the liquidation of the Bank for, certain depositors of Elberton who shall become depositors of the Bank as a result of the transactions contemplated by this Agreement and the Plan of Conversion and who, following the Closing Date, remain as depositors of the Bank.

2.03 Acquisition of Conversion Stock. Subject to the satisfaction or waiver of the terms and conditions of this Agreement and the Plan of Conversion, Oconee shall acquire 1,000 shares of Conversion Stock, or all of the shares to be issued by Elberton in its conversion as provided for in the Plan of Conversion, in exchange for the Merger Conversion Consideration.

2.04 Merger of Elberton into the Bank. Immediately following Oconee’s acquisition of all of the Conversion Stock issued by Elberton and the closing of the offering of Oconee Common Stock pursuant to the Plan of Conversion, Elberton shall be merged with and into the Bank, with the Bank as the Resulting Institution, in accordance with the applicable laws of the State of Georgia and the United States and the applicable regulations of the OCC, the FDIC, the FRB and the GDBF. The name of the Resulting Institution shall be Oconee State Bank. The merger of Elberton with and into the Bank shall become effective upon the filing of the Certificate of Merger with the GDBF (the “Merger Effective Time”). At the Merger Effective Time, all of the shares of Conversion Stock that are issued and outstanding shall be canceled.

2.05 Deposit Accounts. At the Merger Effective Time, all deposit accounts of Elberton shall be and become deposit accounts in the Resulting Institution without change in their respective terms, maturities, minimum required balances or withdrawal values. At the Merger Effective Time and at all times thereafter until such account ceases to be a deposit account of the Resulting Institution, each deposit account of Elberton shall be considered for interest or liquidation purposes as if it had been a deposit account of the Resulting Institution at the time such deposit account was opened.

2.06 Transfer of Assets and Assumption of Liabilities. At the Merger Effective Time, all of the assets and properties of every kind and character (real, personal and mixed, tangible and intangible, chose in action) rights and credits then owned by or that would inure to Elberton, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed on the part of Oconee, the Bank or Elberton, be vested in and become the properties of the Resulting Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by Elberton immediately before the consummation of the Merger Conversion. At the Merger Effective Time, the Resulting Institution shall assume and succeed to all of the rights, obligations, duties and liabilities of Elberton, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Elberton, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Elberton.

2.07 Principal Place of Business; Detached Facilities. At and after the Merger Effective Time, the sole current office of Elberton at 6 East Church Street, Elberton, Georgia 30635 shall be held as a branch office by the Bank. The principal place of business of each of Oconee and the Bank shall continue to be at 35 North Main Street, Watkinsville, Georgia 30677 after the Merger Effective Time.

2.08 Board of Directors and Executive Officers of Resulting Institution. At and after the Merger Effective Time, the directors and executive officers of the Resulting Institution shall be those persons who served as directors and executive officers, respectively, of the Bank immediately before the Merger Effective Time, and Robert Paul shall be added as a director of Oconee and the Resulting Institution.

2.09 Certificate of Incorporation and Bylaws of Resulting Institution. At and after the Merger Effective Time, the Certificate of Incorporation and Bylaws of the Bank shall be and remain the Certificate of Incorporation and Bylaws of the Resulting Institution.

2.10 Approval by Boards of Directors. At least a majority of the board of directors of Elberton and a majority of the board of directors of the Bank and Oconee shall approve the Merger Conversion as evidenced by the Plan of Conversion and this Agreement.

2.11 Approval by Members and Sole Stockholder. Upon approval of the Plan of Conversion and the required Applications by the applicable Regulatory Authorities, this Agreement and the Plan of Conversion shall be duly submitted to the Members of Elberton for their approval by the requisite vote of the Members and to Oconee as sole stockholder of the Bank. Elberton shall use its best efforts to obtain the required approval of the Plan of Conversion by its Members.

2.12 Best Efforts to Effect Transactions. Subject to the terms and conditions of this Agreement, each of Oconee and Elberton agrees to use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the Merger Conversion and any other transactions contemplated by this Agreement.

2.13 Compliance with Banking Laws. The acquisition of Elberton by Oconee through the Merger Conversion shall be accomplished in accordance with this Agreement, the Plan of Conversion and all applicable federal and state statutes and regulations, including those of the GDBF, the FDIC, the FRB and the OCC. The consummation of the transactions contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals or non-objections.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ELBERTON

Elberton hereby represents and warrants to Oconee and the Bank that, except as set forth in the Elberton Disclosure Schedule, which has previously been delivered to Oconee:

3.01 Organization.

(a) General. Elberton is a federal mutual savings association, and, upon completion of the conversion to stock form, will be a federal stock savings association, in each case, duly organized, validly existing and in good standing under the laws of the United States. Elberton has no direct or indirect Subsidiaries. Elberton has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Elberton is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except, to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect with respect to Elberton.

(b) Capital Structure. As of the date of this Agreement, Elberton does not have any authorized or outstanding capital stock, and there are no outstanding Rights to acquire the capital stock of Elberton. Upon completion of its conversion to stock form, Elberton will have authorized capital consisting of 1,000 shares of Elberton Common Stock and all outstanding shares of Elberton Common Stock will be validly issued, fully paid and non-assessable and held of record and beneficially by Oconee. Elberton will convey to Oconee good and marketable title to the Conversion Stock free and clear of any and all security interests, liens, encumbrances, restrictions, claims or other defects of title. The issuance of the Conversion Stock will not be subject to preemptive rights of any person.

(c) Deposit Insurance. The deposits of Elberton are insured by the FDIC to the maximum extent provided by law.

(d) Minute Books. The minute books of Elberton accurately record, in all material respects, all material corporate actions of its Board of Directors (including committees thereof) and Members, and such minute books, together with all other books and records of Elberton, have been, and are being, maintained, in all material respects, in accordance with applicable legal requirements.

(e) Charter and Bylaws. Elberton has delivered to Oconee true and correct copies of the Charter and the Bylaws of Elberton.

3.02 Affiliations. Except as disclosed in the Elberton Disclosure Schedule, Elberton does not own any equity interest, directly or indirectly, in any other company or control any other company, except for equity interests held in the investment portfolio of Elberton, equity interests held by Elberton in a fiduciary capacity and equity interests held in connection with the mortgage, home equity and other loan activities of Elberton. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Elberton with respect to any other company’s capital stock. Except as disclosed in the Elberton Disclosure Schedule, Elberton is not a party to any transaction with any member of the Elberton Board of Directors or any officer of Elberton. Any and all such transactions set forth in the Elberton Disclosure Schedule comply in all material respects with applicable laws and regulations.

3.03 Authority: No Violation.

(a) Authority. Elberton has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by Elberton and the consummation by Elberton of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Board of Directors of Elberton, and no other corporate proceedings, other than the approval of this Agreement and the Plan of Conversion by the Members of Elberton by the requisite vote, on the part of

Elberton are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Elberton, enforceable against Elberton in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) No Conflict or Breach. Except as disclosed in the Elberton Disclosure Schedule, neither the execution and delivery of this Agreement by Elberton nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) conflict with or result in a breach of any provision of the Charter or Bylaws of Elberton, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Elberton or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Elberton under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Elberton is a party or by which Elberton or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) above, none of which, either individually or in the aggregate, will have a Material Adverse Effect on Elberton.

3.04 Consents and Approvals. No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution, delivery and performance of this Agreement by Elberton and the consummation by Elberton of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the OCC, the FDIC, the GDBF and, if not waived, the FRB; (ii) the filing by Oconee with the SEC of a Regulation A Offering Statement, of which the Proxy Statement/Prospectus that is to be mailed to eligible Members of Elberton is a part; (iii) the adoption of the Plan of Conversion by the requisite vote of the Members of Elberton; (iv) the filing of the Certificate of Merger with the GDBF; and (v) such other filings, authorizations and approvals as may be set forth in the Elberton Disclosure Schedule.

3.05 Regulatory Reports and Financial Statements.

(a) Elberton Regulatory Reports. Elberton has previously delivered, and, as soon as available, will deliver to Oconee the Elberton Regulatory Reports set forth in the Elberton Disclosure Schedule; provided, however, that Elberton shall have no obligation to disclose any “confidential supervisory information” or similar information that is prohibited from disclosure under applicable law. The Elberton Regulatory Reports have been, and will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such reports, and fairly present, and will fairly present, the financial position, results of operations and changes in retained earnings of Elberton as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis (except for the omission of notes to unaudited statements, year-end adjustments to interim results and changes to generally accepted accounting principles). All Elberton Regulatory Reports are, and will be, true and correct in all material respects and were, or will be, filed on a timely basis.

(b) Elberton Financials. Elberton has previously delivered to Oconee the Elberton Financials set forth in the Elberton Disclosure Schedule. As soon as available, Elberton will furnish Oconee with the Elberton Financials for the fiscal years and/or calendar quarters ending after the date hereof. The annual financial statements of Elberton have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements. The quarterly Call Reports of Elberton, and any other form of quarterly report, are true and correct in all material respects and accurately reflect the financial condition of Elberton as of and for the periods ending on the dates thereof. The Elberton Financials fairly present, or will fairly present, the financial position, results of operations and cash flows of Elberton as of and for the periods ending on the dates thereof.

(c) No Undisclosed Liabilities. At the date of any balance sheet included or to be included in the Elberton Regulatory Reports, Elberton did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are disclosed in the Elberton Disclosure Schedule.

3.06 Taxes. All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of Elberton have been, or will be, timely filed, or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of Elberton have been, or will be, timely paid in full, or adequate provision has been made for any such Taxes in the Elberton Financials and in the quarterly Call Reports. There is no audit examination, deficiency or refund litigation with respect to any Taxes of Elberton that could result in a determination that would have a Material Adverse Effect on Elberton. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such Taxes in the Elberton Financials and in the quarterly Call Reports. Elberton has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

3.07 No Material Adverse Effect. Since December 31, 2021, except as disclosed in the Elberton Disclosure Schedule, Elberton has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, business or results of operations of Elberton, which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Elberton.

3.08 Anti-takeover Provisions. Except as provided by 12 C.F.R. § 192.525, there are no anti-takeover provisions in the Elberton Charter or Bylaws, OCC rules and regulations, or other applicable federal or state laws, rules or regulations that will apply to or otherwise adversely affect this Agreement or the transactions contemplated herein.

3.09 Contracts.

(a) General. Except as disclosed in the Elberton Disclosure Schedule, or as otherwise specified herein, Elberton is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any officer, director or employee of Elberton, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or similar arrangements for or with the officers, directors or employees of Elberton; (iii) any collective bargaining with any labor union relating to employees of Elberton; (iv) any indebtedness disclosed in the Elberton Disclosure Schedule, any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Elberton is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Oconee, the Bank or Elberton; (v) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of IRC Section 280G; (vi) any contract, plan, arrangement or instrument that is material to the financial condition, results of operations, business or prospects of Elberton; (vii) any agreement containing covenants that limit the ability of Elberton to engage in any particular line of business or to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Elberton may carry on its business (other than as may be required by law or any regulatory agency); (viii) any contract, agreement or commitment pursuant to which Elberton may become obligated to invest in or contribute capital to any entity; or (ix) any contract or agreement, or amendment thereto, not described above that involved payments during the last fiscal year or which could reasonably be expected to involve payments of more than $10,000 or the termination of which would require a payment by Elberton in excess of $10,000. Copies of all documents set forth in the Elberton Disclosure Schedule have been delivered to Oconee as provided herein.

(b) No Breach or Default. All the contracts, plans, arrangements and instruments identified in the Elberton Disclosure Schedule are duly and validly executed and delivered by Elberton and, to the Knowledge of Elberton, duly executed and delivered by the other parties thereto, and Elberton has not materially breached any provision of, or defaulted in any material respect under any term of, any such contract, plan, arrangement or instrument, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as otherwise described in the Elberton Disclosure Schedule, no plan, employment agreement, severance agreement or similar agreement or arrangement to which Elberton is a party or under which it may be liable (i) contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder; (ii) provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control of Elberton; or (iii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G.

3.10 Ownership of Property; Insurance Coverage.

(a) Title to Assets. Elberton has, and will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by it or used by it in the conduct of its business, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Elberton Regulatory Reports and in the Elberton Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Elberton Disclosure Schedule and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Elberton, as lessee, has the right under leases of properties (whether real or personal) used by it in the conduct of its businesses to occupy and/or use such properties occupied and/or used by it.

(b) Insurance. Elberton is presently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Elberton are in full force and effect, Elberton is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. To the Knowledge of Elberton, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the Elberton Disclosure Schedule. Elberton has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

3.11 Legal Proceedings. Except as disclosed in the Elberton Disclosure Schedule, Elberton is not a party to, and there are not pending, or, to its Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Elberton or its officers and directors; (ii) to which Elberton’s assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) that could adversely affect the ability of Elberton to perform its obligations under this Agreement, except for any proceedings, claims actions, investigations or inquiries which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Elberton. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Elberton or its assets, which has had, or could reasonably be expected to have, a Material Adverse Effect on Elberton. No director or officer of Elberton currently is being indemnified or is seeking to be indemnified, with respect to a previous, current or threatened claim, by Elberton pursuant to applicable law or its governing documents.

3.12 Compliance with Applicable Law.

(a) General. Elberton holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Elberton’s business nor otherwise have, or be reasonably likely to have, a Material Adverse Effect on Elberton. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to Elberton’s Knowledge, threatened.

(b) No Notices. Except as disclosed in the Elberton Disclosure Schedule and with respect to any item disclosure of which is prohibited by law, Elberton has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Elberton, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner, its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, its operations (any such notice, communication, memorandum, agreement or order described in this sentence shall be referred to herein as a “Regulatory Agreement”). Elberton has not consented to or entered into any Regulatory Agreement that has not been satisfied and terminated as of the date hereof.

3.13 Employees.

(a) Elberton is and during the past four (4) years has been in compliance, except for such noncompliance which, individually or in the aggregate, would not, or would not reasonably be expected to, have a Material Adverse Effect on Elberton, with all applicable laws governing the employment of labor, including, without limitation, all contractual commitments and all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(b) There are no, and in the past four (4) years there have been no, pending, or to the Knowledge of Elberton, threatened legal proceedings against or relating to Elberton by or before any other governmental authority relating to any Employment Matters.

(c) Elberton is not a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”). No employees of Elberton are represented by any labor union, trade union or labor organization with respect to their employment with Elberton. No labor union, trade union, labor organization or group of employees of Elberton has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, or to Elberton’s Knowledge threatened, in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Elberton’s Knowledge, there are no union organizing activities with respect to any employees of Elberton. There has been no actual, or to Elberton’s Knowledge, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting Elberton. Elberton is not engaged in, nor during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable laws.

(d) To Elberton’s Knowledge, (i) no employee or independent contractor of Elberton is in material violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by Elberton of its employees, and the performance of the contracts with Elberton by its independent contractors, will not result in any such violation. Elberton has not received any notice alleging that any such violation has occurred within the past four (4) years.

(e) To Elberton’s Knowledge, no executive officer, group leader, manager or advisor of Elberton intends to terminate his or her employment with Elberton, nor does Elberton have a present intention to terminate the employment of any executive officer, group leader, manager or advisor of Elberton.

(f) In the last four (4) years, (i) to Elberton’s Knowledge, no allegations of sexual harassment have been made against any employee or independent contractor of Elberton, and (ii) Elberton has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee or independent contractor of Elberton.

3.14 Benefit Plans. Elberton has previously delivered to Oconee true and complete copies of all employee pension benefit plans, profit sharing plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long-term incentive plans, settlement plans, policies and agreements, group insurance plans, supplemental life insurance arrangements, post-retirement medical and other insurance benefits, long-term care policies, and all other employee welfare benefit plans, policies, agreements and arrangements, all of which are set forth in the Elberton Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Elberton. Neither Elberton nor any pension plan maintained by Elberton has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each such plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Elberton has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. Except as provided under or otherwise contemplated by this Agreement or as disclosed in the Elberton Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee or director of Elberton to any compensation or benefit, (ii) accelerate the time of payment or vesting, (iii) trigger any payment or funding of any compensation or benefits or other material obligation, or (iv) result in any breach or violation of, or default under, or limit the right to amend, modify or terminate any such Elberton plan. All “employee benefit plans,” as defined in ERISA Section 3(3), have been maintained and operated in all material respects in compliance with ERISA and the IRC, including Section 409A of the IRC, and Elberton and its agents and affiliates have not breached any duties imposed thereunder. Except as disclosed in the Elberton Disclosure Schedule, Elberton does not have any material liability under any such plan. Elberton has correctly computed and timely made all contributions, premium payments and payments of other amounts for which it is responsible. To the Knowledge of Elberton, except as disclosed in the Elberton Disclosure Schedule, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408) has occurred with respect to any employee benefit plan maintained by Elberton that would be taxed under IRC Section 4975. Elberton provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Except as disclosed in the Elberton Disclosure Schedule, there is no existing or, to the Knowledge of Elberton, contemplated, audit of any Elberton compensation and benefit plans by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or, to the Knowledge of Elberton, threatened claims by, on behalf of or with respect to any Elberton compensation and benefit plan, or by or on behalf of any individual participant or beneficiary of any such plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Elberton is there any basis for such claim.

3.15 Brokers and Finders. Except as disclosed in the Elberton Disclosure Schedule, neither Elberton nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor, or incurred any liability for any fee or commission to any such person, in connection with the transactions contemplated by this Agreement.

3.16 Environmental Matters. Except as disclosed in the Elberton Disclosure Schedule, to Elberton’s Knowledge, Elberton is not in violation of any Environmental Law at any properties it owns or operates (a “Violation”), and no properties owned or operated by Elberton, for which Elberton could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law (a “Condition”), except for Violations or Conditions that, individually or in the aggregate, would not have, or not reasonably likely to have, a Material Adverse Effect on Elberton. Except as disclosed in the Elberton Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to Elberton’s Knowledge, threatened relating to any actual or potential Condition or Violation.

3.17 Business of Elberton. Except as disclosed in the Elberton Disclosure Schedule, since December 31, 2019, Elberton has conducted its business only in the ordinary course and has not taken any action that would otherwise be prohibited by the provisions of Section 5.01 hereof.

3.18 Loan Portfolio. The allowance for loan losses reflected, and to be reflected, in the Elberton Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Elberton Regulatory Reports are, and will be, calculated in accordance with GAAP and regulatory accounting principles in all material respects as applied to insured depository institutions, and in the reasonable opinion of management of Elberton, reasonably likely to be adequate in all material respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on loans outstanding of Elberton and other extensions of credit, and no Regulatory Authority has required or requested Elberton to increase any allowance for loan losses. Elberton has disclosed to Oconee in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Elberton that have been classified as “Other Loans Specifically Monitored,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans” or words of similar import, and Elberton shall, promptly after the end of any month between the date hereof and the Closing Date, inform Oconee of any additional loans so classified at any time after the date hereof. The “Real Estate Owned” included in any nonperforming assets of Elberton is carried net of reserves at the lower of cost or market value based on current independent appraisals. The Elberton Disclosure Schedule sets forth a complete and correct list of all loans from Elberton to any present insider (as such term is defined in FRB Regulation O) .

3.19 Information to be Supplied. The information supplied, or to be supplied, by Elberton for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

3.20 Reorganization. As of the date hereof, Elberton is aware of no reason why the Merger Conversion will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.21 Representations True and Correct. No representations made by Elberton in this Agreement or in the Elberton Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in the Elberton Financials, the Elberton Regulatory Reports or any other documents or reports provided by or for Elberton to Oconee contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

3.22 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus is mailed to eligible Members of Elberton, such Proxy Statement/Prospectus solely with respect to the information relating specifically to and prepared by Elberton, will (a) comply in all material respects with the applicable rules and regulations of the OCC; and (b) not contain any statement that, at the time and in light of the circumstances under which it is made, (i) is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein, or (ii) is necessary in order to make the statements therein not false or misleading, or is necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OCONEE AND THE BANK

Oconee and the Bank hereby represent and warrant to Elberton that, except as set forth in the Oconee Disclosure Schedule, which has previously been delivered to Elberton:

4.01 Organization.

(a) General. Oconee is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Oconee has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Oconee is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole.

(b) Capitalization of Oconee. The authorized capital stock of Oconee consists of 1,500,000 shares of Oconee Common Stock, par value $2.00 per share. As of the date hereof, 895,999 shares of Oconee Common Stock are issued and outstanding. The outstanding capital stock and other securities of Oconee (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free and clear of any liens, claims, security interests and encumbrances of any kind, (iii) have not been issued in violation of the preemptive rights of any person or entity or in violation of any applicable federal or state laws, and (iv) are not subject to any restrictions or limitations prohibiting or restricting transfers except as provided under federal or state securities laws. There are no irrevocable proxies with respect to securities of Oconee and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any securities of Oconee to any person or entity. The shares of Oconee Common Stock to be offered to qualifying Members of Elberton pursuant to this Agreement in connection with the Merger Conversion have been duly authorized, and at the Merger Effective Time, the shares of Oconee Common Stock issued to such Members will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person. Oconee does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities of Oconee. There are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Oconee Common Stock or other securities of Oconee. There are no restrictions applicable to the payment of dividends or distributions on the Oconee Common Stock or securities of the Bank except pursuant to applicable laws and regulations, and all dividends or distributions declared before the date of this Agreement have been paid.

(c) Capitalization of the Bank. The authorized capital stock of the Bank consists of 300,000 shares of common stock, par value $10.00 per share, which will continue to be the authorized capital stock of the Resulting Institution following the Merger Effective Time.

(d) Oconee Subsidiaries. The Oconee Disclosure Schedule lists each direct and indirect Subsidiary of Oconee, including the Bank (each individually a “Oconee Subsidiary” and together, the “Oconee Subsidiaries”). Each of the Oconee Subsidiaries is duly organized, validly existing and in good standing under the laws of the respective jurisdiction under which it is organized, as set forth in the Oconee Disclosure Schedule. Each Oconee Subsidiary has all requisite power and authority and is duly qualified and licensed to conduct its business and operations as now being conducted and to own, lease and operate the properties and assets now owned or leased by it as presently operated. Each Oconee Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole. The outstanding capital stock and other securities of the Oconee Subsidiaries (including the Bank) (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are free and clear of any liens, claims, security interests and encumbrances of any kind, (iii) have not been issued in violation of the preemptive rights of any person or entity or in violation of any applicable federal or state laws, and (iv) are not subject to any restrictions or limitations prohibiting or restricting transfers except as provided under federal or state securities laws. There are no irrevocable proxies with respect to securities of the Oconee Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any securities of the Oconee Subsidiaries to any person or entity. Oconee is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of the Oconee Subsidiaries, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind (other than transfer restrictions imposed by applicable federal and state banking or securities laws).

(e) Deposit Insurance. The deposits of the Bank are insured by the FDIC to the maximum extent provided by law.

(f) Minute Books. The minute books of each of Oconee and the Bank accurately record, in all material respects, all material corporate actions of its Board of Directors (including committees thereof) and shareholders, and such minute books, together with all other books and records of each of Oconee and the Bank, have been, and are being, maintained, in all material respects, in accordance with applicable legal requirements.

4.02 Authority: No Violation.

(a) Authority. Each of Oconee and the Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Plan of Conversion. The execution and delivery of this Agreement by each of Oconee and the Bank and the consummation by them of the transactions contemplated hereby and by the Plan of Conversion have been duly and validly approved by the Boards of Directors of Oconee and the Bank, and no other corporate proceedings on the part of Oconee or the Bank are necessary for the due authorization of the Agreement and the consummation of the transactions contemplated hereby and by the Plan of Conversion. Subject to receipt of all required approvals of Regulatory Authorities, this Agreement constitutes the valid and binding obligation of Oconee and the Bank, enforceable against Oconee and the Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) No Conflict or Breach. Neither the execution and delivery of this Agreement by Oconee and the Bank nor the consummation of the transactions contemplated hereby and by the Plan of Conversion, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Oconee or the Articles of Incorporation, Articles of Association, Charter or other organizing document or Bylaws of any Oconee Subsidiary, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Oconee or any Oconee Subsidiary or to any of their properties or assets or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Oconee or any Oconee Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Oconee or any Oconee Subsidiary is a party or by which Oconee or any Oconee Subsidiary or any of their properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under this clause (iii), none of which, either individually or in the aggregate, will have a Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole, or Oconee’s ability to perform any of its obligations under this Agreement.

4.03 Financial Statements.

(a) Oconee Financials. Oconee has previously delivered to Elberton the Oconee Financials set forth in the Oconee Disclosure Schedule. As soon as available, Oconee will furnish Elberton with the Oconee Financials for the fiscal years and/or calendar quarters ending after the date hereof. The annual financial statements of Oconee have been, and will be, prepared in accordance with GAAP applied on a consistent basis throughout the period covered by such statements. The quarterly financial statements of Oconee are true and correct in all material respects and accurately reflect the financial condition of Oconee. The Oconee Financials fairly present, or will fairly present, the financial position, results of operations and cash flows of Oconee as of and for the periods ending on the dates thereof. As of the dates of the Oconee Financials referred to above, Oconee did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Oconee Financials or otherwise disclosed in this Agreement, or in any of the documents delivered to Elberton. Since December 31, 2019, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole. The quarterly Call Reports of the Bank, and any other form of quarterly report, are true and correct in all material respects and accurately reflect the financial condition of the Bank as of and for the periods ending on the dates thereof.

(b) No Undisclosed Liabilities. As of the date of any balance sheet included or to be included in the Oconee Financials, Oconee did not have, and will not have, any liabilities or obligations which are not reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are disclosed in the Oconee Disclosure Schedule.

4.04 Taxes. All federal, state, local and foreign Tax Returns and estimates required to be filed by or on behalf of Oconee have been, or will be, timely filed, or requests for extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes shown or required to be shown on Tax Returns filed or required to be filed (as determined without regard to extensions) by or on behalf of Oconee have been, or will be, timely paid in full, or adequate provision has been made for any such Taxes in the Oconee Financials. There is no audit examination, deficiency or refund litigation with respect to any Taxes of Oconee that could result in a determination that would have a Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full, or adequate provision has been made for any such Taxes in the Oconee Financials. Oconee has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Taxes due that is currently in effect.

4.05 Consents and Approvals. No consents or approvals of, notices to, exemptions or waivers by, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution, delivery and performance of this Agreement by Oconee and the consummation by Oconee of the transactions contemplated hereby and by the Plan of Conversion, except for (i) the filing of the required Applications with and the approval or non-objection of the GDBF, the FDIC, the OCC and, unless waived, the FRB; (ii) the filing with the SEC of the Regulation A Offering Statement; (iii) any approvals under the securities or blue sky laws of the various states; (iv) the adoption of this Agreement by the sole stockholder of the Bank; (v) the filing of the Certificate of Merger with the GDBF; and (vi) such other filings, authorizations and approvals as may be set forth in the Oconee Disclosure Schedule.

4.06 Legal Proceedings. Except as disclosed in the Oconee Disclosure Schedule, neither Oconee nor any Oconee Subsidiary is a party to, and there are not pending, or, to their Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Oconee or any Oconee Subsidiary or their officers and directors; (ii) to which Oconee’s or any Oconee Subsidiary’s assets are subject; (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement; or (iv) which could adversely affect the ability of Oconee to perform its obligations under this Agreement, except for any proceedings, claims, actions, investigations or inquiries which, individually or in the aggregate, could not be reasonably expected to have Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole.

There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Oconee, the Oconee Subsidiaries or the assets of Oconee or the Oconee Subsidiaries, which has had, or could reasonably be expected to have, a Material Adverse Effect on Oconee or the Oconee Subsidiaries, taken as a whole. No director or officer of Oconee or an Oconee Subsidiary currently is being indemnified or seeking to be indemnified, with respect to a previous, current or threatened claim, by Oconee or an Oconee Subsidiary pursuant to applicable law or their governing documents.

4.07 Insurance. Oconee is presently insured for reasonable amounts with financially sound and reputable insurance against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All the insurance policies and bonds maintained by Oconee are in full force and effect, Oconee is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion. To the Knowledge of Oconee management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date thereof. A description of all currently maintained insurance is set forth in the Oconee Disclosure Schedule. Oconee has not received notice from carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium cost of such insurance will be substantially increased.

4.08 Compliance with Applicable Law.

(a) General. Each of Oconee and the Bank holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and has complied in all material respects with, applicable laws, statutes, orders, rules and regulations of any federal, state or local governmental authority relating to it, other than where such failure to hold or failure to comply would neither result in a limitation in any material respect on the conduct of Oconee’s or the Bank’s business nor otherwise have a Material Adverse Effect on Oconee and the Bank, taken as a whole. All of such licenses, franchises, permits and authorizations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the best of Oconee’s Knowledge, threatened.

(b) No Notices. Except as disclosed in the Oconee Disclosure Schedule, Oconee has not received any notification or communication from any Regulatory Authority (i) asserting that it is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which noncompliance has or could reasonably be expected to have a Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to it, (iii) requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit in any manner its operations or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner its operations. Except as disclosed in the Oconee Disclosure Schedule, Oconee has not consented to or entered into any Regulatory Agreement that has not been satisfied and terminated as of the date hereof. There is no fact or circumstance relating to Oconee or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of this Agreement and the Plan of Conversion and transactions contemplated hereby and thereby, and Oconee has no reason to believe that it shall not be able to obtain all requisite regulatory and other approvals or consents (if any) which it is required to obtain in order to consummate such transactions.

(c) Each of Oconee and the Bank has timely filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with any Regulatory Authority or any other applicable authority, organization or governmental body, including, without limitation, with respect to Oconee’s OTCQX listing, and such reports, registrations and statements as finally amended or corrected, are true and complete in all material respects.

(d) Oconee is in material compliance with Appendix C to 12 C.F.R. Part 225 – Small Bank Holding Company and Savings and Loan Holding Company Policy Statement. Oconee is “well capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 324.403(b)).

4.09 Environmental Matters. Except as disclosed in the Oconee Disclosure Schedule, to the best of Oconee’s Knowledge, Oconee is not in violation of any Environmental Law at any properties it owns or operates (a “Violation”), and no properties owned or operated by Oconee for which Oconee could be subject to any liability under any Environmental Law, are in or contain such condition or conditions, including the presence of any Hazardous Materials thereon, thereat or thereunder, that would constitute a basis of liability under any Environmental Law (a “Condition”), except for Violations or Conditions that, individually or in the aggregate, would not have a Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole. Except as disclosed in the Oconee Disclosure Schedule, there are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted, pending or, to the best of Oconee’s Knowledge, threatened relating to any actual or potential Condition or Violation.

4.10 Benefit Plans. Oconee has previously delivered to Elberton true and complete copies of all employee pension benefit plans, profit sharing plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long-term incentive plans, settlement plans, policies and agreements, group insurance plans, supplemental life insurance arrangements, post-retirement medical and other insurance benefits, long-term care policies, and all other employee welfare benefit plans, policies, agreements and arrangements, all of which are set forth in the Oconee Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Oconee. Neither Oconee nor any pension plan maintained by Oconee has incurred, directly or indirectly, any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. With respect to each such plan that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan’s most recent actuarial report, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Oconee has not incurred nor is it subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. Except as disclosed in the Oconee Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee or director of Oconee to any compensation or benefit, (ii) accelerate the time of payment or vesting, (iii) trigger any payment or funding of any compensation or benefits or other material obligation, or (iv) result in any breach or violation of, or default under, or limit the right to amend, modify or terminate any such Oconee plan. All “employee benefit plans,” as defined in ERISA Section 3(3), have been maintained and operated in all material respects in compliance with ERISA and the IRC, including Section 409A of the IRC, and Oconee and its agents and affiliates have not breached any duties imposed thereunder. Except as disclosed in the Oconee Disclosure Schedule, Oconee does not have any material liability under any such plan. Oconee has correctly computed and timely made all contributions, premium payments and payments of other amounts for which it is responsible. To the Knowledge of Oconee, except as disclosed in the Oconee Disclosure Schedule, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408) has occurred with respect to any employee benefit plan maintained by Oconee that would be taxed under IRC Section 4975. Oconee provides continuation coverage under group health plans for separating employees and “qualified beneficiaries” in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Except as disclosed in the Oconee Disclosure Schedule, there is no existing or, to the Knowledge of Oconee, contemplated, audit of any Oconee compensation and benefit plans by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or, to the Knowledge of Oconee, threatened claims by, on behalf of or with respect to any Oconee compensation and benefit plan, or by or on behalf of any individual participant or beneficiary of any such plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of Oconee is there any basis for such claim.

4.11 Information to be Supplied. The information supplied, or to be supplied, by Oconee for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

4.12 Brokers and Finders. Except as disclosed in the Oconee Disclosure Schedule, neither Oconee, nor the Bank, nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor, or incurred any liability for any fee or commission to any such person, in connection with the transactions contemplated by this Agreement.

4.13 SEC Status; Securities Issuances. Neither Oconee nor any Oconee Subsidiaries is subject to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Oconee and any Oconee Subsidiaries have been registered under the Securities Act and all other applicable laws or were exempt from any such registration requirements under applicable laws.

4.14 Representations True and Correct. No representations made by Oconee and the Bank in this Agreement or in the Oconee Disclosure Schedule contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made not misleading. None of the information contained in any documents or reports provided by or for Oconee and the Bank to Elberton contains any untrue statements of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

4.15 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus is mailed to eligible Members of Elberton and at all times subsequent to such mailing, up to and including the time of completion of the sale of Oconee Common Stock to be sold in the Merger Conversion, such Proxy Statement/Prospectus (including any supplements thereto), with respect to all information relating specifically to Oconee or the Bank, will (i) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and the applicable rules and regulations of the OCC; and (ii) not contain any statement that, at the time and in light of the circumstances under which it is made, (a) is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein, or (b) is necessary in order to make the statements therein not false or misleading, or is necessary to correct any statement in an earlier communication with respect to such matters that has become false or misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.01 Conduct of Businesses.

(a) Ordinary Course. From the date of this Agreement to the Closing Date, each of Elberton, Oconee and the Bank will conduct its business and engage in transactions only in the ordinary course of business and consistent with past practice, except as otherwise required or permitted by this Agreement or required by applicable law or with the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. Each of Elberton, Oconee and the Bank will use its best efforts to (1) maintain and preserve intact its business organization, properties, assets, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (2) take no action that would adversely affect or delay the ability of Elberton, Oconee or the Bank to obtain any necessary approvals, consents or waivers of the Regulatory Authorities required for the transactions contemplated hereby and by the Plan of Conversion or to perform its covenants and agreements on a timely basis under this Agreement and the Plan of Conversion; and (3) take no action that is reasonably likely to have a Material Adverse Effect on such party. Without limiting the foregoing, from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by Oconee in writing or as permitted or required by this Agreement or the Plan of Conversion, Elberton will not:

(i) Employment and Compensation. Hire or promise to hire any new employee, independent contractor or consultant or grant any severance or termination pay to (other than pursuant to the existing plans and policies of Elberton disclosed in Section 3.09(a) or 3.14 of the Elberton Disclosure Schedule or pursuant to Section 5.01(a)), or enter into or amend any employment, consulting or severance agreement with, any employee, officer, director, independent contractor or consultant of Elberton, or increase the rate of base, incentive or other compensation or benefits of, or pay any bonus to, the directors, officers and employees of Elberton; provided, however, that Elberton may award merit increases in compensation to each non-management employee in the ordinary course of business consistent with past practices in an amount not to exceed 3.0% of the annual salary of such non-management employee;

(ii) Extraordinary Transactions. Merge or consolidate with any other corporation or other entity; sell or lease all or any substantial portion of the assets or business of Elberton; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Elberton and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by Elberton of its certificate of authority to maintain; or file an application for the relocation of, its existing offices or file an application for a certificate of authority to establish a new branch office;

(iii) Liens, Indebtedness and Other Matters. Sell or otherwise dispose of any asset of Elberton other than in the ordinary course of business consistent with past practice; subject any asset of Elberton to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, transactions in “federal funds” and any lien, pledge, security interest or other encumbrance incurred in the ordinary course of business consistent with past practice which does not have or could not reasonably be expected to have a Material Adverse Effect on Elberton); modify in any material respect the manner in which Elberton has heretofore conducted its business; enter into any new line of business or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(iv) Representations and Warranties. Take any action which would result in any of the representations and warranties of Elberton set forth in this Agreement becoming untrue as of any date after the date hereof (applying the standard set forth in Section 6.02(a)) or in any of the conditions set forth in Article VI hereof not being satisfied;

(v) Accounting Matters. Change any method, practice or principle of accounting, or change any assumption method of calculation of, depreciation of any type of asset or establishment of any reserve or increase the provision loan losses, unless required by applicable law or regulation or the direction of Elberton’s regulatory authority;

(vi) Modification of Agreements. Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Elberton is a party, other than in the ordinary course of business and consistent with past practice;

(vii) Employee Benefits Plans. Except as provided by Sections 5.01(a)(i) or 5.05, implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement, except as required by law or to the extent such amendments do not result in an increase in cost;

(viii) Amendment of Organizational Documents. Amend the Charter or Bylaws of Elberton, except as may be required to effect the Merger Conversion;

(ix) Affiliate Transactions. Engage in any transaction with an affiliate, within the meaning of Sections 23A and 23B of the Federal Reserve Act and Regulation W thereunder; or

(x) Change in Policies. Change its lending, investment, deposit or asset and liability management or other banking policies in any material respect, except as may be required by applicable law or regulations.

(b) Specific Prohibitions. For purposes of this Section 5.01, it shall not be considered in the ordinary course of business for Elberton to do any of the following: (i) make any capital expenditure of $25,000 or more not disclosed in Section 5.01(b) of the Elberton Disclosure Schedule without the prior written consent of Oconee, which consent shall not be unreasonably withheld, delayed or conditioned; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $25,000, other than pledges of assets to secure government deposits, sales of assets in the normal course of business or issuance of loans; (iii) make any transaction in securities or repurchase agreements, except investments made in the ordinary course of business and conforming to Elberton’s investment policy in effect on December 31, 2020; (iv) undertake or enter into any lease, contract or other commitment for its account involving payment of more than $25,000 annually, or containing a material financial commitment and extending beyond six months from the date hereof, other than in the normal course of providing credit to customers as part of its banking business, and agreements for professional services incurred in connection with the transactions contemplated by this Agreement; (v) invest in any investment securities other than United States government agencies with a term of one (1) year or less or federal funds; or (vi) originate or acquire any loans or extensions of credit in excess of $400,000, except for any lending commitments outstanding on the date hereof, and except that Oconee shall be deemed to have approved such loan or commitment if it does not object to Elberton within two business clays following Oconee’s receipt of notice that Elberton intends to enter into such loan or commitment.

(c) Certain Oconee Covenants. Without limiting the obligations set forth in Section 5.01, as applicable to Oconee and the Bank, from the date of this Agreement to the Closing Date, except as otherwise consented to or approved by Elberton in writing or as permitted or required by this Agreement or the Plan of Conversion, each of Oconee and the Bank will not: (i) take any action which would result in any of the representations and warranties of Oconee and/or the Bank set forth in this Agreement becoming untrue as of any date after the date hereof (applying the standard set forth in Section 6.01(a)) or in any of the conditions set forth in Article VI hereof not being satisfied; (ii) amend the Articles of Incorporation, Certificate of Organization (or similar organizational document) or Bylaws of Oconee or any Oconee Subsidiary, except as may be required to effect the Merger Conversion; or (iii) issue, reserve for issuance, grant, sell or authorize the issuance, or obligate itself to issue or sell, any shares of its capital stock or other securities or any subscriptions, warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except for such issuances, reserves for issuances, grants or sales that are related to and necessary to affect the transactions contemplated by this Agreement and the Plan of Conversion.

5.02 Access; Confidentiality.

(a) Reasonable Access. From the date of this Agreement through the Closing Date, Elberton, on one hand, and Oconee and the Bank, on the other hand, shall each afford to the other party (at such party’s expense) and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours following reasonable notice; and the officers of Elberton or Oconee and the Bank, as the case may be, will furnish any party making such investigation with such financial and operating data and other information with respect to their respective businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. Neither Elberton, on one hand, nor Oconee and the Bank, on the other hand, shall be required to provide access to or disclose confidential supervisory information or information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the proceeding sentence apply.

(b) Conduct of Investigation. Oconee, the Bank and Elberton agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the parties hereto.

(c) Confidentiality. All information furnished pursuant to this Agreement by each of Elberton, Oconee or the Bank to the other shall be treated as the sole property of the furnishing party. If the transactions contemplated by this Agreement shall not be consummated, each party will, and will cause its agents to, return all documents, records or other materials containing, reflecting, referring to or prepared on the basis of such information to be kept confidential, except to the extent such information becomes public through no fault of Oconee, the Bank or Elberton, as the case may be, or any of their representatives or agents and except to the extent disclosure of any such information is legally required. Each party shall give prompt prior notice to the other of any contemplated disclosure where such disclosure is legally required.

5.03 Regulatory Matters and Consents.

(a) Applications. Oconee, the Bank and Elberton will promptly prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

(b) Required Information. Each of Oconee and the Bank, on one hand, and Elberton, on the other hand, will furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing made by or on behalf of either party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c) Communications. Oconee and the Bank, on one hand, and Elberton, on the other hand, will each promptly furnish the other with copies of written communications addressed to, or received by it from any Regulatory Authority in connection with the transactions contemplated hereby.

(d) Cooperation. Oconee and the Bank, on one hand, and Elberton, on the other hand, will cooperate with each other in the preparation of all information and materials reasonably requested by the other party or necessary to effectuate the Merger Conversion, including: (i) the preparation and mailing of proxy materials and stock offering materials to the Members of Elberton and others upon receipt of required regulatory approvals; (ii) the filing of all Applications and other required or reasonably requested materials with the Regulatory Authorities, with such Applications to be filed within 30 days of the date hereof; (iii) the taking of all actions reasonably necessary to obtain all required regulatory approvals; and (iv) with respect to Oconee and the Bank, if necessary, obtaining a comfort letter from its accounting firm for use in connection with the Merger Conversion.

5.04 Elberton Members’ Meeting. As soon as reasonably practicable after receipt of the required regulatory approvals, Elberton will take all actions necessary to call, give notice of, and hold a meeting of its Members for the purpose of considering and voting on approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger Conversion. The Board of Directors of Elberton will use its best efforts to obtain a vote approving and adopting this Agreement from its Members. The Elberton Board of Directors will recommend that Elberton Members vote for approval and adoption of this Agreement. The Proxy Statement/Prospectus to be distributed to Elberton Members shall include a statement to the effect that Elberton’s Board of Directors has recommended that its Members vote in favor of the approval and adoption of this Agreement. Neither the Elberton Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Oconee, the recommendation of the Elberton Board of Directors that its Members vote in favor of the approval and adoption of this Agreement or make any statement or take any action in connection with the Elberton Members’ meeting inconsistent with such recommendation, unless, upon advice of counsel, the Board determines in good faith that its fiduciary duties otherwise require.

5.05 Employment Issues and Related Matters. Oconee hereby agrees that:

(a) Employees. Elberton employees who become full time (other than those designated as temporary) employees of the Bank will be eligible to participate in the same benefit plans and compensatory programs that are generally afforded to other employees of the Bank who hold similar positions, subject to the terms and conditions under which those plans and programs are made available to employees of the Bank; provided, however, that employment with Elberton shall be treated as employment with the Bank for purposes of determining eligibility and vesting (but not benefit accrual) under all benefit plans and programs. For purposes of participation in Oconee bonus plans, profit sharing plans and arrangements, and similar benefits, Elberton employees shall receive credit for length of service accrued with Elberton for purposes of determining eligibility and vesting (but not benefit accrual). For purposes of vacation benefits, service accrued with Elberton shall be credited for determining an employee’s eligibility and length of vacation under the Oconee and the Bank’s vacation plan, and any vacation taken prior to the Closing Date will be subtracted under the Oconee plan from the employee’s vacation entitlement for the calendar year in which the Closing Date occurs.

(b) Indemnification. From and after the Closing Date, Oconee shall indemnify and hold harmless each present and former director, officer and employee of Elberton determined as of the Closing Date (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (collectively, “Claims”), to the fullest extent to which such Indemnified Parties were entitled under OCC regulations and the Charter and Bylaws of Elberton as in effect on the date hereof; provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

Any Indemnified Party wishing to claim indemnification under this Section 5.05(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Oconee, but the failure to so notify shall not relieve Oconee of any liability it may have to such indemnified Party if such failure does not materially prejudice Oconee. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) Oconee shall have the right to assume the defense thereof, and Oconee shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Oconee elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Oconee and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Oconee, and Oconee shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction, unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the indemnified Parties will cooperate in the defense of any such matter, and (iii) Oconee shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

In the event that Oconee or any of its respective successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.05(b), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

(c) Insurance. Prior to the Closing Date, Elberton shall purchase (and pay or accrue for) for a period of not less than four (4) years after the Merger Effective Time, past acts and extended reporting period insurance coverage for no less than the four-year period immediately preceding the Merger Effective Time under its (i) current directors and officers insurance (or comparable coverage), (ii) employment practices liability insurance, (iii) current financial institutions bond (or comparable coverage), (iv) errors and omissions insurance and/or bankers professional liability insurance, (v) mortgage errors and omissions liability insurance, (vi) cyber security or comparable coverage, and (vii) fiduciary liability insurance for each of the directors and officers of the Elberton and the Bank currently covered under comparable policies held by the Elberton or the Bank.

(d) Advisory Board. The Bank shall, effective as of the Closing Date, cause each non-employee director of Elberton, if such persons are willing to serve, to be elected or appointed as members of an Advisory Board to the Bank (the “Bank Advisory Board”) to be established by the Bank, the function of which shall be to assist the Bank to maintain current Elberton customer relationships. The Bank Advisory Board will be maintained for a period of at least three years and the Bank shall pay each active member of the Bank Advisory Board fees equaling the director fees currently paid by Elberton to its directors, subject to such terms, conditions and requirements as the Bank determines in its sole discretion.

(e) Retirement Plans or Arrangements. If requested by Oconee, Elberton agrees to terminate, as of the Closing Date, any of the retirement plans or arrangements which have been disclosed in the Elberton Disclosure Schedule. Subject to the immediately preceding sentence, as soon as practicable after the execution of this Agreement, the parties will take such action in a manner reasonably acceptable to Oconee to provide that such plans or arrangements will terminate after satisfaction of the terms and conditions of this Agreement upon the Closing Date.

5.06 No Solicitation. Elberton shall not nor shall it permit any officer, director or employee of Elberton, or any investment banker, attorney, accountant or other representative retained by Elberton to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond favorably to requests for information, inquiries, or other communications from any person other than Oconee concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of Elberton, or any assets or business of Elberton, except (a) that Elberton’s officers and directors may respond to inquiries from customers and Regulatory Authorities in the ordinary course of business, and (b) the foregoing shall not prohibit Elberton or its representatives from informing any person or entity of the restrictions of this Section 5.06 or from contacting any person or entity who has made an inquiry or proposal concerning any acquisition of Elberton, or any assets or business of Elberton, solely for the purpose of seeking clarification of the terms and conditions thereof so as to determine whether such proposal is, or could reasonably be expected to lead to, a proposal that, upon advice of counsel, the Board of Directors of Elberton determines in good faith requires a change in recommendation in accordance with Section 5.04.

5.07 Disclosure Obligations. Oconee and Elberton shall each promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. Oconee and Elberton shall each update any schedule provided pursuant to this Agreement as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed on such schedule. The delivery of such additional schedules by a party shall not relieve such party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Sections 6.01 and 6.02 hereof, as the case may be.

5.08 Reorganization. Neither Oconee, the Bank nor Elberton shall knowingly take any action that would, or is reasonably likely to, prevent or impede the Merger Conversion from qualifying as a reorganization under Section 368(a) of the IRC or to cause the loss of any Elberton net operating losses that may be carried forward.

5.09 Elberton Undertakings. Elberton shall:

(a) Mutual-to-Stock Conversion. Take all actions necessary with the appropriate Regulatory Authorities and otherwise use its best efforts to cause the conversion of Elberton from a federal mutual savings association to a federal stock savings association;

(b) Delivery of Financial Statements. Deliver to Oconee, as soon as practicable after the end of each fiscal year and/or calendar quarter, the applicable quarterly Call Report, which quarterly Call Report shall fairly reflect Elberton’s financial condition and results of operations for the period presented;

(c) Taxes. File all federal, state, and local tax returns required to be filed by Elberton on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such return on or before the date such payment is due; and

(d) Phase I Environmental Audit. Permit Oconee, if Oconee elects to do so, at Oconee’s own expense, to cause a “Phase I environmental audit” to be performed within thirty (30) days after the date hereof, at any physical location owned, leased or occupied by Elberton on the date hereof. Oconee shall provide Elberton with a copy of the report of such “Phase I environmental audit,” if conducted. In the event that such “Phase I environmental audit” reveals a Violation or Condition that would have a Material Adverse Effect, Oconee may, without any further obligation hereunder, terminate this Agreement within thirty (30) days after receipt of such report, or elect, at its own expense, to perform a “Phase II environmental audit.” Oconee shall provide Elberton with a copy of the report of such “Phase II environmental audit,” if conducted. In the event that such “Phase II environmental audit” reveals a Violation or Condition that would have a Material Adverse Effect, Oconee may, without any further obligation hereunder, terminate this Agreement within thirty (30) days after receipt of such report.

5.10 Public Announcements. Oconee and Elberton shall mutually agree upon the form and substance of any press release or public communication (including social or digital media) related to this Agreement and the transactions contemplated hereby and upon the form and substances of other public disclosures related thereto, including without limitation, communications to Elberton depositors, Elberton internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure that is required by law.

5.11 Taking of Necessary Actions. Subject to the terms and conditions herein provided, and in addition to any specific agreements contained herein, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement upon all of the terms and conditions set forth herein.

5.12 Issuance of Oconee Common Stock; Regulation A Offering Statement. The shares of Oconee Common Stock to be offered to qualifying Members of Elberton pursuant to this Agreement in connection with the Merger Conversion shall, on the issuance and delivery to such Members pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable and shall not be issued in violation of the preemptive rights of any person. As soon as practicable after the date of this Agreement, Oconee shall file with the SEC under the Securities Act the Regulation A Offering Statement, of which the Proxy Statement/Prospectus that is to be mailed to eligible Members of Elberton is a part, and shall use it best efforts to cause the Regulation A Offering Statement to become qualified. During the period from the date of public announcement of this Agreement through the last trading day that is used to calculate the Purchase Price under the Plan of Conversion, Oconee shall not, and Oconee shall cause its affiliates to not, engage in any repurchases, acquisitions or similar trades of Oconee Common Stock.

ARTICLE VI

CONDITIONS

6.01 Conditions to Elberton’s Obligations under this Agreement. The obligations of Elberton hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Elberton pursuant to Section 8.03 hereof.

(a) Representations, Warranties and Covenants. The obligations of Oconee and the Bank required by this Agreement to be performed by Oconee or the Bank at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute a Material Adverse Effect on Oconee and the Bank, taken as a whole. The representations and warranties of Oconee and the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties must have been true and correct as of such earlier date), except where the failure of any representations and warranties to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Oconee and the Bank, taken as a whole.

(b) Approval by Members and Sole Stockholder. This Agreement and the Plan of Conversion shall have been duly approved by the affirmative vote of the Members of Elberton in accordance with applicable OCC regulations and of the sole stockholder of the Bank in accordance with Georgia law.

(c) Approvals of Regulatory Authorities. All approvals of Regulatory Authorities required in connection with the transactions contemplated hereby shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 4.05 hereof, which approvals, in the good faith judgment of Elberton’s Board of Directors as so advised in writing by outside legal counsel, shall not impose any condition or requirement that would, directly or indirectly, materially adversely affect the terms of the Merger Conversion as they relate to Elberton, its directors or employees; and all notice and waiting periods required thereunder shall have expired or been terminated.

(d) No Litigation or Injunction. There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin the consummation of the transactions contemplated hereby or by the Plan of Conversion. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby or by the Plan of Conversion.

(e) No Material Adverse Change. There shall not have occurred any Material Adverse Effect with respect to Oconee and the Bank, taken as a whole, since December 31, 2021.

(f) Regulation A Offering Statement Qualified. The Regulation A Offering Statement shall have been qualified by the SEC under the Securities Act and shall not have been deemed abandoned, withdrawn or otherwise unqualified.

(g) Officer’s Certificate. Oconee shall have delivered to Elberton a certificate, dated the Closing Date and signed, without personal liability, by its president and chief executive officer, to the effect that the conditions set forth in subsections (a)-(f) of this Section 6.01 have been satisfied, to the best knowledge of the officer executing the same.

6.02 Conditions to Oconee’s Obligations under this Agreement. The obligations of Oconee hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Oconee pursuant to Section 8.03 hereof.

(a) Representations, Warranties and Covenants. The obligations of Elberton required by this Agreement to be performed by Elberton at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with such obligations would not, individually or in the aggregate, constitute a Material Adverse Effect on Elberton. The representations and warranties of Elberton set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except with respect to those representations and warranties specifically made as of an earlier date, in which case such representations and warranties must have been true and correct as of such earlier date), except where the failure of any representations and warranties to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on Elberton.

(b) Approval by Members and Sole Stockholder. This Agreement and the Plan of Conversion shall have been duly approved by the affirmative vote of the Members of Elberton in accordance with applicable OCC regulations and of the sole stockholder of the Bank in accordance with Georgia law.

(c) Approvals of Regulatory Authorities. All approvals of Regulatory Authorities required in connection with the transactions contemplated hereby shall have been received, including, without limitation, the approvals of the Regulatory Authorities referred to in Section 3.04 hereof, which approvals, in the good faith judgment of Oconee’s Board of Directors as so advised in writing by outside legal counsel, shall not impose (i) any term or condition that could reasonably be expected to have a Material Adverse Effect on Oconee and the Oconee Subsidiaries, taken as a whole, or (ii) any condition or requirement that would, directly or indirectly, materially impair the value of Elberton to Oconee, and all notice and waiting periods required thereunder shall have expired or been terminated.

(d) Regulation A Offering Statement Qualified. The Regulation A Offering Statement shall have been qualified by the SEC under the Securities Act and shall not have been deemed abandoned, withdrawn or otherwise unqualified.

(e) 280G Issues. Oconee shall be satisfied in its sole discretion, either through mutually agreeable pre-Closing amendments or otherwise, that Elberton shall have taken any and all reasonably necessary steps such that the Merger Conversion will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any employment, severance or change in control agreement, benefit plans, or similar arrangements between Elberton and any officer, director, or employee thereof.

(f) No Litigation or Injunction. There shall be no suit, action, or other proceeding initiated by any governmental agency seeking to enjoin the consummation of the transactions contemplated hereby or by the Plan of Conversion. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby or by the Plan of Conversion.

(g) No Material Adverse Change. There shall not have occurred any Material Adverse Effect with respect to Elberton since December 31, 2021.

(h) Sale of Subordinated Note. Elberton shall have divested that certain 6.00% Fixed-to-Floating Rate Subordinated Note Due 2030 made by Oconee and held by Elberton.

(i) Officer’s Certificate. Elberton shall have delivered to Oconee a certificate, dated the Closing Date and signed, without personal liability, by its president and chief executive officer to the effect that the conditions set forth in subsections (a)-(c) and (e)-(h) of this Section 6.02 have been satisfied, to the best knowledge of the officer executing the same.

(j) Tax Opinion. Oconee shall have received an opinion of counsel to Oconee that the Merger Conversion shall qualify as one or more tax-free reorganizations under the provisions of Section 368(a) of the IRC for federal tax income purposes.

ARTICLE VII

TERMINATION, WAIVER AND AMENDMENT

7.01 Termination. This Agreement may be terminated and the Merger Conversion abandoned on or at any time prior to the Closing Date:

(a) Mutual Consent. By the mutual written consent of the parties hereto, if the Board of Directors of each of Elberton and Oconee so determines by vote of a majority of the members of its entire Board; or

(b) Unilateral Termination. By Oconee or Elberton:

(i) if there shall have been any material breach of any representation, warranty, covenant or other obligation of Oconee, on the one hand, or Elberton, on the other hand, and such breach cannot be, or shall not have been, remedied within thirty (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(b)(i), unless the breach of the representation, warranty or covenant would entitle the party receiving such representation or warranty or benefited by such covenant not to consummate the transactions contemplated hereby under Section 6.01(a) (in the case of a breach of a representation or warranty or covenant by Oconee) or Section 6.02(a) (in the case of a breach of a representation or warranty or covenant by Elberton);

(ii) if the Closing Date shall not have occurred prior to August 31, 2023, which date shall be subject to extension by mutual consent, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its obligations set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

(iii) if final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the Plan of Conversion and the transactions contemplated hereby and thereby, which final action (a) has become unappealable and/or (b) does not approve or object to this Agreement (in whole or in part) or the Plan of Conversion or the transactions contemplated hereby or thereby;

(iv) if the approval of the Members of Elberton required for the consummation of the Merger Conversion shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Members, or at any adjournment or postponement thereof;

(v) if the Plan of Conversion terminates in accordance with its terms, as set forth in Article IX thereof;

(vi) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(vii) in the event that any of the conditions precedent to the obligations of Oconee, on the one hand, or Elberton, on the other hand, to consummate the transactions contemplated by this Agreement cannot be satisfied or fulfilled by the date specified in Section 7.01(b)(ii) (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

(c) Oconee Termination. By Oconee if: (i) the Elberton Board of Directors does not publicly recommend in the Proxy Statement/Prospectus for the Elberton Members’ meeting the approval and adoption of this Agreement or (ii) if, after making such recommendation, the Elberton Board of Directors withdraws, qualifies or revises such recommendation in a manner adverse to Oconee.

7.02 Termination Fee. In the event this Agreement is terminated by Oconee pursuant to Section 7.01(c) hereof or by either party pursuant to Section 7.01(b)(iv) after Elberton’s Board of Directors fails to recommend (or changes its recommendation) that the Members of Elberton vote in favor of the transactions contemplated by this Agreement and the Plan of Conversion or within 12 months after this Agreement is terminated Elberton shall enter into an agreement to be acquired by or merge with another person or entity or to otherwise undergo a change in control with another person or entity, Elberton shall pay to Oconee a termination fee of $100,000 plus an amount equal to the documented expenses incurred by Oconee in connection with this Agreement and the transactions contemplated herein, subject to a maximum aggregate amount of $750,000.

7.03 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 5.02(c) and Section 8.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Oconee or Elberton to the other except as expressly provided in this Article VII; provided, however, notwithstanding anything to the contrary herein, no party hereto shall be relieved or released from any liabilities or damages arising out of a willful breach of any provision contained in this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.01 Expenses. Except as provided in Section 7.02 hereof, each party will pay its own expenses in connection with the preparation of this Agreement. If the transactions contemplated by this Agreement are not consummated, each party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including filing fees, legal fees, accounting fees and other expenses; provided, however, that in the event of a termination of this Agreement resulting from a willful breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for the other party’s expenses without prejudice to any other rights or remedies as may be available to the non-breaching party.

8.02 Non-Survival of Representations, Warranties and Covenants. All representations, warranties, agreements and covenants shall terminate on the Closing Date, except to the extent specifically provided in Sections 5.02(c) (“Confidentiality”), 5.05 (“Employment Issues and Related Matters”) and 8.01 (“Expenses”). No representation, warranty or covenant shall be interpreted or construed to confer rights upon any third party, except the covenants of Oconee contained in Section 5.05(b) (“Indemnification”) hereof.

8.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (i) amend, restate or supplement this Agreement; (ii) extend the time for the performance of any of the obligations or other acts of either party hereto; (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended, except by an instrument in writing signed by duly authorized officers on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, except as provided in Section 5.05(b), expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

8.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person without the prior written consent of the other party hereto.

8.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by overnight national delivery service or sent by email, addressed as follows or addressed to such other address as may be specified by any party in a notice delivered pursuant to this Section 8.06:

If to Oconee or the Bank:

Oconee Financial Corp.

35 North Main Street

Watkinsville, Georgia 30677

Attention: T. Neil Stevens

President and Chief Executive Officer

Email: nstevens@oconeestatebank.com

With a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, Suite 4900

Atlanta, Georgia 30309

Attention: Mark Kanaly

Email: mark.kanaly@alston.com

If to Elberton:

Elberton Federal Savings and Loan Association

Six Church Street

Elberton, Georgia 30635

Attention: R. Daniel Graves

President and Chief Executive Officer

Email: rdg@elberton.net

With a copy to:

Fenimore, Kay & Harrison, LLP

191 Peachtree Street, NE, Suite 849

Atlanta, Georgia 30303

Attention: Jonathan S. Hightower

Email: JHightower@fkhpartners.com

8.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.08 Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages, electronic transmission in portable document format (.pdf) or other electronic signature methods, including but not limited to Docusign™), and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one instrument. Telecopied signatures or signatures delivered by electronic transmission shall have the same effect as originals.

8.09 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause continued performance of this Agreement as contemplated herein to be unreasonable or materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without reference to its conflicts of laws principles, and with the laws of the United States, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, Oconee, the Bank and Elberton have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

OCONEE FINANCIAL CORPORATION

By:	/s/ T. Neil Stevens
T. Neil Stevens President and Chief Executive Officer

OCONEE STATE BANK

By:	/s/ T. Neil Stevens
T. Neil Stevens President and Chief Executive Officer

ELBERTON FEDERAL SAVINGS AND LOAN ASSOCIATION

By:	/s/ R. Daniel Graves
R. Daniel Graves President and Chief Executive Officer

Signature Page to Amended and Restated Agreement and Plan of Merger Conversion

EXHIBIT A

PLAN OF CONVERSION MERGER OF

ELBERTON FEDERAL SAVINGS & LOAN

ASSOCIATION WITH

OCONEE STATE BANK

I.	GENERAL

On May 27, 2021, the Boards of Directors of Elberton Federal Savings & Loan Association (“Elberton”), Oconee Financial Corporation (“Oconee”) and Oconee State Bank (the “Bank”), respectively, adopted and approved this Plan of Conversion Merger (the “Plan”) and the related Agreement and Plan of Conversion Merger (as amended and restated as of December 15, 2022, the “Agreement”), subject to regulatory and Member approvals, whereby Elberton proposes to convert from a federally-chartered mutual savings association to a federally-chartered stock savings association, pursuant to the rules and regulations of the Office of the Comptroller of the Currency and any successor thereto (the “OCC”). This Plan and the Agreement provide that Elberton shall merge with and into the Bank concurrently with Elberton’s conversion to stock form and the issuance of shares of common stock of Oconee to depositors and borrowers of Elberton and the community served by Elberton, pursuant to the terms and conditions of this Plan and the Agreement (the “Conversion Merger”).

The Board of Directors of Elberton has concluded, in consultation with its advisors, that the Conversion Merger is in the best interests of Elberton, the depositors and borrowers of Elberton, and the community served by Elberton. The Conversion Merger will further the interests of the depositors and borrowers of Elberton and the community served by Elberton by promoting a program of sound growth, increasing funds and capital available for lending, and providing additional resources for expansion of services, as well as by providing an enhanced opportunity for attracting and retaining qualified personnel. In making these determinations, the Board of Directors of Elberton concluded that Elberton does not have the management or financial resources to pursue a standard mutual-to-stock conversion and that the Conversion Merger is the best means to serve the interests of the Members of Elberton. The Board of Directors of the Bank as well as the Board of Directors of its parent holding company, Oconee, have determined that the Conversion Merger is in the best interests of the Bank and the shareholders of Oconee.

This Plan and the Agreement are subject to the receipt of the approval or non-objection of the OCC, the FDIC, the GDBF and, if not waived, the FRB and, with respect to the Plan, the approval of the Members of Elberton.

II.	DEFINITIONS

Acting In Concert. The phrase “Acting in Concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person which acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such tax-qualified employee stock benefit plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Boards of

Directors of Oconee and Elberton or Officers delegated by such Boards and may be based on any evidence upon which the Boards or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of Elberton, Oconee and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

Aggregate Subscription Amount. As to each subscriber in the Subscription Offering and each purchaser in the Community Offering, the total dollar amount submitted by such subscriber or purchaser in payment for the total number of shares of Oconee Conversion Stock covered by the subscription or purchase order submitted by such subscriber or purchaser.

Affiliate. A Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Agreement. The Agreement and Plan of Conversion Merger by and among Elberton, the Bank and Oconee to which this Plan is an exhibit.

Articles of Merger. The articles of merger to be filed with the Georgia Secretary of State to effect the Bank Merger.

Associate. The term “associate,” when used to indicate a relationship with any Person, means (i) any corporation or organization (other than Elberton, the Bank, Oconee or a majority- owned subsidiary of Oconee) of which such Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term will not include any tax-qualified employee stock benefit plan of Oconee or the Bank in which such person has a substantial beneficial interest or serves as a trustee in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of Elberton, the Bank, Oconee or any subsidiary of Oconee.

Bank. Oconee State Bank, a Georgia-chartered commercial bank headquartered in Watkinsville, Georgia.

Bank Merger. The merger of Elberton with and into the Bank.

Community Offering. The offering of any shares unsubscribed in the Subscription Offering to Persons as may be selected by Oconee and Elberton in their sole discretion.

Conversion Merger. The change of Elberton’s Charter and Bylaws to those of a federally-chartered stock savings association, the Bank Merger, and the issuance and sale by Oconee of the Oconee Conversion Stock, all as provided for in this Plan and in the Agreement.

Community Resident. The term “Community Resident” has the meaning set forth in Section V.C.

Deposit Account. Any withdrawable or repurchaseable account or deposit in Elberton, including Savings Accounts and demand accounts, as defined in 12 C.F.R. 161.16, provided that the term Deposit Account shall not include any escrow accounts maintained at Elberton.

2

Director. A director of Elberton, Oconee or the Bank, as the sense of the context provides.

Eligibility Record Date. The close of business on [•].

Eligible Account Holder. Any Person holding a Qualifying Deposit in Elberton on the Eligibility Record Date.

Eligible Oconee Shareholders. The term “Eligible Oconee Shareholders” has the meaning set forth in Section V.C.

Estimated Valuation Range. The range of the estimated proforma market value of Elberton as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

FDIC. The Federal Deposit Insurance Corporation.

FRB. The Board of Governors of the Federal Reserve System.

GDBF. The Georgia Department of Banking and Finance.

Independent Appraiser. An independent investment banking or financial consulting firm that is experienced and expert in the area of thrift institution appraisals and that is retained by Elberton to prepare an appraisal of the proforma market value of Elberton.

Liquidation Account. The account established by the Oconee representing the liquidation interests to be received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in Elberton in connection with the Conversion Merger.

Market Maker. A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

Member. Any Person or entity that qualifies as a member of Elberton pursuant to its mutual Charter and Bylaws.

OCC. The Office of the Comptroller of the Currency of the Department of Treasury and any successor thereto.

Oconee. Oconee Financial Corporation, a Georgia corporation that is the sole stockholder of the Bank and that, upon completion of the Conversion Merger, shall own all of the outstanding common stock of the Resulting Institution.

Oconee Common Stock. Shares of common stock, par value $2.00 per share, of Oconee.

Oconee Conversion Stock. Shares of Oconee Common Stock to be offered, issued and sold by Oconee as a part of the Conversion Merger.

3

Offering Statement. The Offering Statement on Form 1-A to be filed by Oconee with the SEC pursuant to which the Oconee Conversion Stock will be offered in the Subscription Offering and the Community Offering in accordance with this Plan.

Officer. The chairman of the board, president, chief executive officer, vice president, secretary and treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization, whether incorporated or unincorporated.

Order Forms. Forms to be used to exercise Subscription Rights in the Subscription Offering and to submit purchase orders in the Community Offering.

Other Member. Any person who is a Member of Elberton (other than Eligible Account Holders or Supplemental Eligible Account Holders) as of the Voting Record Date.

Person. An individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, or a government or political subdivision thereof.

Plan. This Plan of Conversion Merger of Elberton, Oconee and the Bank, including any amendment approved as provided in this Plan.

Purchase Price. The price per share, determined as provided in Section V of the Plan, at which Oconee Conversion Stock will be issued and sold in the Conversion Merger.

Qualifying Deposit. The aggregate balance of all Deposit Accounts of an (i) Eligible Account Holder of $50 or more in Elberton at the close of business on the Eligibility Record Date or (ii) a supplemental Eligible Account Holder of $50 or more in Elberton on the Supplemental Eligibility Record Date.

Resulting Institution. The Bank, which shall be the Resulting Institution in the Bank Merger.

Elberton. Elberton Federal Savings and Loan Association, a federally-chartered mutual savings association headquartered in Elberton, Georgia, which, pursuant to the terms hereof, will consummate the Conversion Merger.

Savings Account. The term Savings Account includes savings accounts, as defined in 12 C.F.R. Section 161.42, in Elberton, and includes certificates of deposit.

SEC. The United States Securities and Exchange Commission.

Special Meeting. The Special Meeting of Members of Elberton, including any adjournments thereof, to be called for the purpose of considering and voting upon this Plan.

Subscription Offering. The offering of shares of Oconee Conversion Stock for subscription and purchase pursuant to Section V.B of the Plan.

Subscription Rights. Non-transferable, non-negotiable, personal rights of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, to subscribe for shares of Oconee Conversion Stock in the Subscription Offering.

4

Supplemental Eligibility Record Date. The last day of the calendar quarter preceding approval of this Plan by the OCC.

Supplemental Eligible Account Holder. Any person holding a Qualifying Deposit in Elberton (other than an Officer or Director and their associates) on the Supplemental Eligibility Record Date.

Voting Record Date. The date fixed by the Board of Directors of Elberton in accordance with Elberton’s Bylaws and OCC regulations for determining the Members eligible to vote at the Special Meeting.

III.	STEPS PRIOR TO SUBMISSION OF PLAN OF MERGER CONVERSION TO THE MEMBERS FOR APPROVAL

Prior to submission of this Plan to its Members for approval, Elberton must receive the approval of the OCC of its application to convert to the stock form of organization and to concurrently merge with and into the Bank. The following steps must be taken prior to receipt of such regulatory approval:

A. The Board of Directors of Elberton shall adopt the Plan by not less than a two-thirds vote.

B. Elberton shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in the community in which Elberton maintains its office.

C. Copies of the Plan adopted by the Board of Directors of Elberton shall be made available for inspection at the office of Elberton.

D. Elberton will promptly cause an Application for Approval of Conversion on Form AC to be prepared and filed with the OCC.

E. The Bank will promptly cause an Interagency Bank Merger Application to be prepared and filed with the GDBF and the FDIC.

F. Oconee will promptly request a waiver from the FRB of the application requirements of the Bank Holding Company Act of 1956, as amended.

G. Oconee will promptly cause an Offering Statement on Form 1-A pursuant to the Securities Act of 1933, as amended, to be prepared and filed with the SEC.

H. At the time and in the manner prescribed by regulations of the OCC, Elberton, the Bank and Oconee, as applicable, shall post in their offices and publish in newspapers of general circulation notices of the filing of the applications made by each of them.

IV.	CONVERSION MERGER PROCEDURE

A. Following approval or non-objection of the applications for approval of the Conversion Merger or notices by the OCC, the FDIC, the GDBF and, if not waived, the FRB, this Plan will be submitted by Elberton to a vote of its Members at the Special Meeting. The Members must approve the Plan by a majority of the total outstanding votes eligible to be cast at the Special Meeting.

B. The Oconee Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in Section V.B of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting.

5

Any shares of Oconee Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in the Community Offering, as provided in Section V.C of this Plan, if necessary and feasible. The Subscription Offering may be commenced prior to the Special Meeting and, in that event, the Community Offering may also be commenced prior to the Special Meeting. The offer and sale of Oconee Conversion Stock prior to the Special Meeting shall, however, be conditioned upon approval of the Plan by the Members.

The period for the Subscription Offering and the Community Offering will be [TBD], unless extended by Oconee and Elberton. Oconee and Elberton may jointly seek one or more extensions if necessary to complete the sale of all shares of Oconee Conversion Stock. In connection with any such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OCC in approving the extensions. Completion of the sale of all shares of Oconee Conversion Stock is required within 24 months after the date of the Special Meeting, unless a longer period is permitted by governing laws and regulations.

C. Upon consummation of the sale of at least the required minimum of Oconee Conversion Stock, Oconee will purchase from Elberton all of the capital stock to be issued by Elberton in its conversion in exchange for the consideration set forth in the Agreement.

D. After all of the foregoing actions, events and determinations have taken place, the Conversion Merger shall be effected by the filing of Articles of Merger with the Georgia Secretary of State with respect to the merger of Elberton with and into the Bank.

V.	STOCK OFFERING

For purposes of this Section V, the Directors and Officers of Oconee, the Bank and Elberton shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

A. Total Dollar Amount of Shares and Purchase Price of Oconee Conversion Stock

All shares of Oconee Conversion Stock sold in the Conversion Merger shall be sold at the same price per share. The total dollar amount for which all shares will be sold in the Conversion Merger shall be no less than 15% below the Estimated Valuation Range and no more than 15% above the Estimated Valuation Range.

The Purchase Price will be a price equal to, but not less than 85% of, the twenty-day average of the daily arithmetic mean of the closing bid and closing asked quotations on the OTCQX market operated by the OTC Markets Group, Inc. of Oconee Common Stock commencing one week prior to the date of the Subscription Offering, rounded to the nearest cent (with any amount equal to $0.005 rounded to the next higher $0.01).

B. Subscription Rights

Non-transferable Subscription Rights to purchase shares of Oconee Conversion Stock will be issued without payment therefor to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Elberton as set forth below.

6

1. Preference Category No. l: Eligible Account Holders

Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Oconee Conversion Stock in an amount equal to the greater of 5.0% of the shares of Oconee Conversion Stock sold in the Conversion Merger or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Oconee Conversion Stock to be issued in the Conversion Merger by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in Elberton in each case on the Eligibility Record Date. If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for, and thereafter be allocated among each subscribing Eligible Account Holder whose subscription remains unsatisfied on a pro rata basis in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued.

Non-transferable Subscription Rights to purchase Oconee Conversion Stock received by Directors and Officers of Elberton and their Associates, based on their increased deposits in Elberton in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

2. Preference Category No. 2: Supplemental Eligible Account Holders

In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OCC approval as described in the “Supplemental Eligibility Record Date” definition in 12 C.F.R. § 192.25, then, and only in that event, each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Oconee Conversion Stock in an amount equal to the greater of 5.0% of the shares of Oconee Conversion Stock sold in the Conversion Merger or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Oconee Conversion Stock to be issued in the Conversion Merger by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in Elberton in each case on the Supplemental Eligibility Record Date. Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders pursuant to Category No. 1 above.

In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the amount subscribed for or 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued.

3. Preference Category No. 3: Other Members

Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Oconee Conversion Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 and 2 above, subject to the following conditions:

a. Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of 5.0% of the shares of Oconee Conversion Stock sold in the Conversion Merger to the extent that Oconee Conversion Stock is available.

7

b. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares shall be allocated among subscribing Other Members whose orders remain unfilled on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

C. Community Offering

The amount, if any, of Oconee Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. The Community Offering will involve an offering of the unsubscribed amount of shares of Oconee Conversion Stock directly to the general public. Shares will be available for purchase by members of the general public to whom a Prospectus is delivered by Oconee or on its behalf, with preference given first to natural persons, including trusts of natural persons, residing in Elberton, Georgia or Elbert County, Georgia (“Community Resident”), and then to shareholders of record of Oconee on the last day of the month immediately preceding the effectiveness of the Offering Statement filed by Oconee to register the shares of Oconee Conversion Stock (“Eligible Oconee Shareholders”). The Community Offering, if any, shall be for a period of [TBD] unless extended by Oconee and Elberton, and shall commence concurrently with, during or promptly after the Subscription Offering.

Oconee may use an investment banking firm or firms on a best efforts basis to sell Oconee Conversion Stock in the Subscription Offering and the Community Offering. Oconee may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription Offering and the Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Oconee Conversion Stock will be offered and sold in the Community Offering, in accordance with OCC regulations, so as to achieve the widest distribution of the Oconee Conversion Stock.

Oconee, in its sole and absolute discretion, may reject, in whole or in part, purchase orders received from any Person under this section.

In the event of an oversubscription for shares of Oconee Conversion Stock in the Community Offering, the available shares shall be allocated first to each Community Resident whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Community Resident, if possible. Thereafter, unallocated shares shall be allocated among the Community Residents whose accepted orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Community Residents have been satisfied, such remaining shares shall be allocated first to Eligible Oconee Shareholders who purchase in the Community Offering, applying the same allocation described above for Community Residents, and if any shares remain, thereafter to other members of the general public who purchase in the Community Offering, applying the same allocation methodology as described above.

8

The amount of Conversion Stock that any Person may purchase in the Community Offering shall be 5.0% of the shares of Oconee Conversion Stock sold in the Conversion Merger, provided further that, to the extent applicable, and subject to the preferences set forth this Section V.C and the limitations on purchases of Oconee Conversion Stock set forth in this Section V.C and Section V.D of this Plan, orders for Conversion Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Oconee Conversion Stock sold in the Conversion Merger and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all available shares have been allocated, provided no fractional shares shall be issued.

In the event that any insignificant residue of shares of Oconee Conversion Stock is not sold in the Subscription Offering, Community Offering, Oconee and Elberton shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OCC.

D. Additional Limitations Upon Purchases of Shares of Oconee Conversion Stock

The following additional limitations shall be imposed on all purchases of Oconee Conversion Stock in the Conversion Merger:

1. In addition to the other restrictions and limitations set forth herein, the maximum amount of Oconee Conversion Stock which any Person, together with any Associate or group of Persons acting in concert, may, directly or indirectly, subscribe for or purchase in the Offerings shall not exceed 5.0% of the shares of Oconee Conversion Stock sold in the Conversion Merger.

2. Directors and Officers of Elberton and their Associates may not purchase in all categories in the Conversion Merger an aggregate of more than 35.0% of Oconee Conversion Stock, including any shares which may be issued in the event of an increase in the maximum of the Estimated Valuation Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Conversion Merger.

3. No Person may purchase fewer than 25 shares of Oconee Conversion Stock in the Conversion Merger, to the extent such shares are available; provided, however, that if the Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the Aggregate Subscription Amount for such minimum shares will not exceed $500.00.

4. In addition to the other restrictions and limitations set forth herein, the maximum aggregate amount of Oconee Conversion Stock which any Person, together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offerings, when combined with any shares of Oconee Common Stock already owned by such Person(s), shall not exceed 9.9% of the total number of shares of Oconee Common Stock to be outstanding upon consummation of the Conversion Merger.

5. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members, Elberton and Oconee may decrease the individual or the aggregate purchase limitations set forth herein or, as provided herein, increase such limitations to a percentage which does not exceed 9.99% of the total shares of Oconee Conversion Stock sold in the Conversion Merger, whether prior to, during or after the Subscription Offering or Community Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, Elberton and Oconee shall permit any Person who subscribed for the maximum number of shares of Oconee Conversion Stock in the Subscription Offering or, in the discretion of Oconee and Elberton, the Community Offering, and who indicated a desire to be resolicited

9

on the Order Form, to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event of a resolicitation of such subscribers, Elberton and Oconee shall have the right, in their sole discretion, to require such persons to supply immediately available funds for the purchase of additional shares of Oconee Conversion Stock. Such persons will be prohibited from paying with cash or a personal check, but Elberton and Oconee may allow payment by wire transfer. In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. The maximum purchase limitations may be increased to 9.99%, provided that orders for Oconee Conversion Stock exceeding 5.0% of the shares of Oconee Conversion Stock sold in the Conversion Merger shall not exceed in the aggregate 10.0% of the total shares of Oconee Conversion Stock sold in the Conversion Merger.

6. Elberton and Oconee shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section V.D and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Oconee Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Elberton and Oconee and their respective Boards shall be free from any liability to any Person on account of any such action.

E. Restrictions and Other Characteristics of Oconee Conversion Stock Being Sold

1. Transferability. Shares of Oconee Conversion Stock purchased in the Conversion Merger will be transferable without restriction.

2. Voting Rights. Upon completion of the Conversion Merger, neither holders of deposit accounts nor borrower Members of Elberton will have voting rights in the Resulting Institution or Oconee. Exclusive voting rights as to the Resulting Institution will be vested in Oconee, as the sole stockholder of the Resulting Institution. Voting rights as to Oconee will be held exclusively by the stockholders thereof.

F. Exercise of Subscription Rights; Order Forms

1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the prospectus and Order Form may be sent to each Eligible Account Holder, Supplemental Eligible Account Holder and Other Elberton Member, at his last known address as shown on the records of Elberton as of the Voting Record Date. However, Elberton may, and if the Subscription Offering commences after the Special Meeting, Elberton shall, furnish a prospectus and Order Form only to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who have returned to Elberton by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a prospectus and Order Form. In such event, Elberton shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, and Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

10

2. Each Order Form will be preceded or accompanied by a prospectus describing Oconee and the Resulting Institution and the shares of Oconee Conversion Stock being offered for subscription and containing all other information required by the OCC or the SEC or otherwise necessary to enable Persons to make informed investment decisions regarding the purchase of Oconee Conversion Stock.

3. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

a. A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Elberton;

b. A specified expiration date by which Order Forms must be returned to and actually received by Elberton, Oconee or their representative for purposes of exercising Subscription Rights, which date will be not less than 20 days and not more than 45 days after the Order Forms are initially mailed to potential subscribers;

c. A statement of the minimum and maximum number of shares of Oconee Conversion Stock that may be subscribed for under the Plan;

d. A specifically designated blank space for indicating the number of shares and the aggregate dollar amount of shares being subscribed for;

e. A set of detailed instructions as to how to complete the Order Form, including a statement as to the available alternative methods of payment for the shares being subscribed for;

f. Specifically designated blank spaces for dating and signing the Order Form;

g. An acknowledgment that the subscriber has received the prospectus;

h. A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by Oconee and Elberton, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to Oconee, Elberton or their representative by the expiration date, together with required payment of the Aggregate Subscription Amount for all Oconee Conversion Stock subscribed for;

i. A statement that the Subscription Rights are non-transferable and that all shares of Oconee Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

j. A statement that, after receipt by Oconee, Elberton or their representative, a subscription may not be modified, withdrawn or cancelled without the consent of Oconee or Elberton.

G. Method of Payment

In the Subscription Offering and the Community Offering, payment for all shares of Oconee Conversion Stock subscribed for must be received in full by Oconee, Elberton or their representatives, together with properly executed and completed Order Forms. Payment may be made in cash (if presented in Person), by personal check, bank check or money order, or, if the subscriber has a Deposit Account in Elberton (including a certificate of deposit), the subscriber may authorize Elberton to withdraw the amount of the Aggregate Subscription Amount from the subscriber’s account.

11

If a subscriber authorizes Elberton to withdraw the amount of the Aggregate Subscription Amount from his account, the funds will continue to earn interest, but may not be used by the subscriber until all Oconee Conversion Stock has been sold or this Plan is terminated, whichever is earlier. Elberton will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the Bank’s passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Oconee Conversion Stock under this Plan. Interest will also be paid, at not less than the Bank’s then current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation or termination of the Conversion Merger. Payments made in cash, by check or money order will be placed by the Bank and Elberton in a segregated account established specifically for this purpose at the Bank.

In the event of an unfilled amount of any subscription order, Oconee or Elberton will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization. If for any reason the Conversion Merger is not consummated, subscribers will have refunded to them all payments made and all withdrawal authorizations will be cancelled in the case of subscription payments authorized from accounts at Elberton.

H. Undelivered, Defective or Late Order Forms; Insufficient Payment

The Boards of Directors of Oconee and Elberton shall have the absolute right, in their sole discretion, to reject any Order Form submitted in either the Subscription Offering or the Community Offering, including but not limited to, any Order Forms that (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located) or are not mailed pursuant to a “no mail” order placed in effect by the account holder; (ii) are not received back by Oconee, Elberton or their representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Oconee Conversion Stock subscribed for (including cases in which the subscribers’ Deposit Accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of Oconee or Elberton believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights, if any, of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. Elberton and Oconee may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as Elberton and Oconee may specify. The interpretation by Oconee and Elberton of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OCC.

I. Members in Non-Qualified States or in Foreign Countries

Oconee will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe in the Subscription Offering for Oconee Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to

12

purchase shares of Oconee Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (1) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (2) the issuance of subscription rights or the offer or sale of shares of Oconee Conversion Stock to such Persons would require Oconee, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (3) such registration or qualification would be impracticable for reasons of cost or otherwise.

VI.	CERTIFICATE OF INCORPORATION AND BYLAWS OF RESULTING INSTITUTION

As part of the Conversion Merger, the Certificate of Incorporation and Bylaws of the Bank will become the Certificate of Incorporation and Bylaws of the Resulting Institution.

VII.	STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO THE MERGER CONVERSION

Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Resulting Institution, equal in amount to the withdrawable value of such account holder’s Deposit Account or Accounts in Elberton prior to the Conversion Merger. All Deposit Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in Elberton at the time of the Conversion Merger. All loans shall retain the same status after the Conversion Merger as these loans had prior to the Conversion Merger (except as to voting rights, if any).

VIII.	LIQUIDATION ACCOUNT

For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Resulting Institution a priority in the event of a complete liquidation of the Resulting Institution, the Resulting Institution will, at the time of the Conversion Merger, establish a liquidation account in an amount equal to the net worth of Elberton as shown on its latest statement of financial condition contained in the final prospectus used in connection with the Conversion Merger or, if no such statement is included, the net worth of Elberton as reflected in its Call Report for the same quarter as the latest statement of financial condition of Oconee contained in such final prospectus. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Resulting Institution; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance (“subaccount balance”). All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as otherwise provided in this Section.

The initial subaccount balance of a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits in Elberton of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date.

13

If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

In the event of a complete liquidation of the Resulting Institution (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the FDIC, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of the equity accounts of Oconee or the Bank, except that neither Oconee nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account or (ii) the regulatory capital requirements of Oconee (to the extent applicable) or the Bank.

IX.	AMENDMENT OR TERMINATION OF PLAN

If necessary or desirable, this Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members of Elberton by a two-thirds vote of each of the Board of Directors of Elberton and the Board of Directors of the Bank. After submission of the Plan and proxy materials to the Members, this Plan may be amended by a two-thirds vote of each of the Boards of Directors of Elberton and the Bank only with the concurrence of the OCC. Any amendments to this Plan made after approval by the Members with the concurrence of the OCC and shall not necessitate further approval by the Members unless otherwise required.

This Plan may be terminated by a two-thirds vote of each of the Board of Directors of Elberton and the Board of Directors of the Bank at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OCC in each case consistent and in accordance with the terms of the Agreement. In their discretion, the Boards of Directors of Elberton and the Bank may modify or terminate this Plan upon the order or with the approval of the OCC, and without further approval by Members.

This Plan shall terminate if the Plan is not approved by Members or the sale of all shares of Oconee Conversion Stock is not completed within 24 months of the date of the Special Meeting of Members.

14

X.	EXPENSES OF THE CONVERSION MERGER

Elberton and the Bank shall use their best efforts to assure that expenses incurred by them in connection with the Conversion Merger shall be reasonable.

XI.	TAX OPINION

Consummation of the Conversion Merger is expressly conditioned upon prior receipt of an opinion of tax counsel with respect to federal taxation, and an opinion of tax counsel or accountants with respect to Georgia taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to Oconee, the Bank or Elberton.

XII.	EXTENSION OF CREDIT FOR PURCHASE OF STOCK

Neither Elberton nor the Bank shall knowingly loan funds or otherwise extend credit to any Person to purchase any shares of Oconee Conversion Stock in the Conversion Merger.

XIII.	PAYMENT OF FEES TO BROKERS

Oconee may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Oconee Conversion Stock in the Conversion Merger.

XIV.	EFFECTIVE DATE

The effective date of the Conversion Merger shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Merger with the Georgia Secretary of State with respect to the Bank Merger, and (ii) the closing of the issuance of the shares of Oconee Conversion Stock in the Conversion Merger. The filing of Articles of Merger relating to the Bank Merger and the closing of the issuance of shares of Oconee Conversion Stock in the Conversion Merger shall not occur until all requisite regulatory and Member approvals, non- objections and waivers have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Oconee Conversion Stock have been received. It is intended that the closing of the Bank Merger and the sale of shares of Oconee Conversion Stock in the Conversion Merger shall occur consecutively and substantially simultaneously.

XV.	INTERPRETATION OF THE PLAN

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Board of Directors of Elberton and the Board of Directors of the Bank shall be final, subject to the authority of the OCC.

15